Exhibit 3.1
CERTIFICATE OF FORMATION OF

DELL TECHNOLOGIES INC.
Dell Technologies Inc., a corporation incorporated under the laws of the State of Texas (the “Corporation”), hereby certifies as follows:
1.The Corporation was originally formed as a corporation incorporated under the laws of the State of Delaware under the name “Denali Holding Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 31, 2013 (the “Delaware Corporation”). The principal place of business of the Delaware Corporation was One Dell Way, Round Rock, Texas 78682.
2.The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “Dell Technologies Inc.” on July 1, 2026 pursuant to a plan of conversion under which the Delaware Corporation converted into the Corporation.
ARTICLE I: NAME
The name of the Corporation is “Dell Technologies Inc.” The Corporation is a for-profit corporation.
ARTICLE II: REGISTERED AGENT
The address of the registered office of the Corporation in the State of Texas is 211 East 7th Street, Suite 620, Austin, Texas 78701. The name of the registered agent of the Corporation at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating. The initial mailing address of the Corporation is One Dell Way, Round Rock, Texas 78682.
ARTICLE III: PURPOSE
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).
ARTICLE IV: AUTHORIZED CAPITAL STOCK
The total authorized number of shares of capital stock of the Corporation shall be eight billion, eight-hundred one million (8,801,000,000) shares, which shall consist of (i) one million (1,000,000) shares of Preferred Stock, of the par value of $0.01 per share (the “Preferred Stock”), and (ii) eight billion, eight-hundred million (8,800,000,000) shares of Common Stock, of the par value of $0.01 per share (the “Common Stock”).
ARTICLE V: PREFERRED STOCK AND COMMON STOCK
The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the board of directors of the Corporation (the “Board of Directors”) to fix any such provisions not fixed by this Certificate of Formation:
Section 5.1    Preferred Stock.
(a)Subject to obtaining any required shareholder votes or consents provided for herein or in any Preferred Stock Series Resolution (as defined below), the Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The number of shares, designations and powers, voting powers, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such powers, preferences and/or rights (collectively, the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated, and set forth in a certificate of designation executed, acknowledged, and filed in accordance with the TBOC. The powers of the Board of Directors to determine the Series Terms of a particular series (any of which powers may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:
(1)The number of shares constituting that series and the distinctive designation of that series;
(2)The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(3)Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(4)Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;
(5)Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(6)Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
(7)The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8)The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation;
(9)The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and
(10)Any other designations, powers, preferences, and rights, including, without limitation, any qualifications, limitations, or restrictions thereof.
(b)To the fullest extent permitted by the TBOC, any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Certificate of Formation and the Preferred Stock Series Resolution; provided, that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Certificate of Formation or in the Preferred Stock Series Resolution.
(c)Subject to the provisions of this Article V and to obtaining any required shareholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the issuance of shares of one or more series of Preferred Stock may be authorized from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares constituting any such series or the total number of shares of Preferred Stock authorized by this Certificate of Formation. Except in respect of series particulars fixed by the Board of Directors or its committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical, and all shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
Section 5.2    Common Stock.
There shall be four classes of Common Stock created, having the number of shares and the voting powers, preferences, designations, rights, qualifications, limitations or restrictions set forth below:
(a)Common Stock. One class of Common Stock of the Corporation is designated as “Class A Common Stock” consisting of six-hundred million (600,000,000) shares, of the par value of $0.01 per share (the “Class A Common Stock”); one class of Common Stock of the Corporation is designated as “Class B Common Stock” consisting of two-hundred million (200,000,000) shares, of the par value of $0.01 per share (the “Class B Common Stock”); one class of Common Stock of the Corporation is designated as “Class C Common Stock” consisting of seven billion, nine-hundred million (7,900,000,000) shares, of the par value of $0.01 per share (the “Class C Common Stock”); and one class of Common Stock of the Corporation is designated as “Class D Common Stock” consisting of one-hundred million (100,000,000) shares, of the par value of $0.01 per share (the “Class D Common Stock”).
(b)Dividends. Subject to the provisions of any Preferred Stock Series Resolution:
(1)Dividends on the Common Stock may be declared and paid out of the assets of the Corporation legally available therefor.

(2)Subject to the provisions of any Preferred Stock Series Resolution, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of the assets or funds of the Corporation legally available therefor; provided, that in the event that any such dividend is paid in the form of shares of Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class B Common Stock, as the case may be, the holders of Class C Common Stock shall receive Class C Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class C Common Stock, as the case may be, and the holders of Class D Common Stock shall receive Class D Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class D Common Stock, as the case may be.
(c)Liquidation and Dissolution.
(1)In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock as to payments upon dissolution of the Corporation, the holders of shares of Common Stock shall be entitled to receive their proportionate interests in the assets of the Corporation remaining for distribution to holders of stock (regardless of the class or series of stock to which such assets are then attributed).
(2)Neither (i) the consolidation or merger of the Corporation with or into any other Person or Persons, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation nor (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.2(c).
(d)Subdivisions or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of any class or series of Common Stock, the outstanding shares of the other classes or series of Common Stock will be subdivided or combined in the same manner.
(e)Voting Rights. Subject to Article VI, (i) each holder of record of Class A Common Stock shall be entitled to ten (10) votes per share of Class A Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (ii) each holder of record of Class B Common Stock shall be entitled to ten (10) votes per share of Class B Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iii) each holder of record of Class C Common Stock shall be entitled to one (1) vote per share of Class C Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; and (iv) each holder of record of Class D Common Stock shall not be entitled to any vote on any matter except to the extent required by the laws of the State of Texas (in which case such holder shall be entitled to one (1) vote per share of Class D Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote). Except (A) as may otherwise be provided in this Certificate of Formation, or (B) as may otherwise be required by the laws of the State of Texas, the holders of shares of all classes or series of Common Stock will vote as one class with respect to the election of Group I Directors (as defined below) and with respect to all other matters to be voted on by shareholders of the Corporation; provided, that the holders of Class C Common Stock (and no other class or series of Common Stock) will vote as one class with respect to the election of the Group IV Director (as defined below). Except as expressly provided in this Certificate of Formation or the laws of the State of Texas, no class or series of Common Stock shall be entitled to vote as a separate class or series on any matter, including in connection with any “fundamental action” or any “fundamental business transaction” (each as defined in the TBOC). Without limiting the generality of the foregoing, the holders of shares of Common Stock will vote as one class with respect to any proposed amendment to this Certificate of Formation that (i) would increase (x) the number of authorized shares of Common Stock or any class or series thereof, (y) the number of authorized shares of Preferred Stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established, or (ii) decrease (x) the number of authorized shares of Common Stock or any class or series thereof, (y) the number of authorized shares of Preferred Stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock then outstanding), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter. To the maximum extent permitted by the TBOC, but subject to the rights, if any, of the holders of Common Stock or Preferred Stock as specified in the Bylaws, in this Certificate of Formation (including Article XII (Amendment of Certificate of Formation)) or in any certificate of designation, the vote of shareholders holding a majority of the voting power of all of the then-outstanding issued and outstanding shares of stock entitled to vote on the matter shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any “fundamental action” or any “fundamental business transaction” (each as defined in the TBOC). When voting as a single class, no class of shares that does not have voting rights shall have any right to participate in such vote.
(f)Equal Status. Except as expressly provided in this Article V and in Article VI, Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall have the same rights and privileges and rank equally, share ratably on a per share basis and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), each holder of Common Stock shall have the right to receive, or the right to elect to receive, the same amount and form of consideration, if any, on a per share basis, as each other holder of Common Stock, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of Common Stock shall have the right to receive, or the right to elect to receive, the same amount or form of consideration on a per share basis as each other holder of Common Stock; provided, that notwithstanding anything herein to the contrary, the holders of Class C Common Stock and the holders of Class D Common Stock may receive non-voting securities or capital stock, or securities or capital stock with differing voting rights or preferences than the holders of Class A Common Stock and/or the holders of Class B Common Stock in connection with such a merger, consolidation or other business combination, or such a tender or exchange offer.

(g)Senior, Parity or Junior Stock.
(1)Whenever reference is made in this Article V to shares “ranking senior to” another class or series of stock or “on a parity with” another class or series of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank equally with, as the case may be, the rights of the holders of such other class or series of stock. Whenever reference is made to shares “ranking junior to” another class or series of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are junior and subordinate to the rights of the holders of such class or series of stock.
(2)Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock shall rank on a parity with each other series of Preferred Stock and each series of Preferred Stock shall rank senior to the Common Stock. Except as otherwise provided herein, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock shall rank on a parity with each other, and, except as otherwise provided in any Preferred Stock Series Resolution, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock shall rank junior to the Preferred Stock.
(h)Reservation and Retirement of Shares.
(1)The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.
(2)Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.
(i)No Preemptive Rights.
Subject to the provisions of any Preferred Stock Series Resolution, no holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock of the Corporation; but, subject to the provisions of any Preferred Stock Series Resolution, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock of the Corporation may be issued or disposed of by the Board of Directors to such Persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

(j)Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock.
(1)At any time and from time to time, (i) any holder of Class A Common Stock or Class B Common Stock shall have the right by written election to the Corporation to convert all or any of the shares of Class A Common Stock or Class B Common Stock, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis and (ii) any holder of Class D Common Stock, subject to any legal requirements applicable to such holder (including any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable antitrust laws), shall have the right by written election to the Corporation to convert all or any of the shares of Class D Common Stock held by such holder into shares of Class C Common Stock on a one-to-one basis.
(2)If any such holder seeks to convert any share of Class A Common Stock, Class B Common Stock or Class D Common Stock pursuant to this Section 5.2(j), such holder shall deliver a written election to the Corporation in the manner set forth in the Bylaws or to the Corporation’s transfer agent. Each such written election shall (i) state the number of shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, elected to be converted and (ii) if so required by the Corporation or its transfer agent, be accompanied by duly executed instruments of transfer. The conversion of such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, shall be deemed effective as of the close of business on the date of receipt by the Corporation’s transfer agent of such written election and any other instruments required by this Section 5.2(j)(2).
(3)Upon receipt by the Corporation’s transfer agent of a written election and any other instruments required by Section 5.2(j)(2), the Corporation shall, as soon as reasonably practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class C Common Stock to which the holder of shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted shall be entitled upon such conversion in accordance with this Certificate of Formation. All shares of Class C Common Stock issued hereunder by the Corporation shall be validly issued, fully paid and non-assessable.
(4)Notwithstanding anything in this Certificate of Formation to the contrary, upon any Transfer of shares of Class A Common Stock or Class B Common Stock to any Person other than (i) a Permitted Transferee of the transferor, (ii) in the case of the Class A Common Stock, in connection with the transfer, at substantially the same time, of an aggregate number of shares of Common Stock held by the MD Shareholders and their Permitted Transferees greater than 50% of the outstanding shares of Common Stock owned by the MD Shareholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons or (iii) in the case of the Class B Common Stock, in connection with the transfer, at substantially the same time, of an aggregate number of shares of Common Stock held by the transferor and its Permitted Transferees greater than 50% of the outstanding shares of Common Stock owned by the SLP Shareholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons, the shares so Transferred shall automatically and as a condition to the effectiveness of such Transfer be converted into shares of Class C Common Stock on a one-for-one basis.

(5)The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock, such number of shares of Class C Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock.
(k)Transfer Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion or redemption of shares of Common Stock pursuant to this Section 5.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax, or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.
Section 5.3    Special Meetings of Shareholders.
Special meetings of the shareholders may be called at any time by (i) the Chairman of the Board of Directors, (ii) a majority of the authorized number of directors, (iii) to the extent required by the TBOC, the President, or (iv) the holders of not less than 50% (or the highest percentage of ownership that may be specified in the TBOC) of the voting power of the Corporation’s then issued and outstanding shares of stock entitled to vote at such special meeting. Special meetings of the shareholders shall be held in accordance with the Bylaws. Advance notice of shareholder nominations for the election of directors and of any other business to be brought by shareholders before any meeting of the shareholders shall be given in the manner provided in the Bylaws.
ARTICLE VI: BOARD OF DIRECTORS
(a)Director Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(b)Initial Directors. The number of directors constituting the initial Board of Directors after the Corporation was converted into a corporation incorporated under the laws of the State of Texas is eight (8) and their names and addresses are as follows:

Name	Address
1. Michael Dell	One Dell Way, Round Rock, Texas 78682
2. David Dorman	One Dell Way, Round Rock, Texas 78682
3. Egon Durban	One Dell Way, Round Rock, Texas 78682
4. David Grain	One Dell Way, Round Rock, Texas 78682
5. William Green	One Dell Way, Round Rock, Texas 78682
6. Lynn Vojvodich Radakovich	One Dell Way, Round Rock, Texas 78682
7. Ellen Kullman	One Dell Way, Round Rock, Texas 78682
8. Steve Mollenkopf	One Dell Way, Round Rock, Texas 78682

(c)Director Groups; Number of Directors; Vacancies; Removal; Voting. The Board of Directors shall consist of the director groups described below:
(1)The Group I directors (the “Group I Directors”). The holders of Common Stock (other than the holders of Class D Common Stock), voting together as a single class, shall be entitled to elect, vote to remove or fill any vacancy in respect of any Group I Director. The number of Group I Directors shall not be less than three (3) nor more than twenty (20) as shall be determined in accordance with the Bylaws. Any newly-created directorship on the Board of Directors with respect to the Group I Directors that results from an increase in the number of Group I Directors may be filled in any manner permitted by the TBOC, including by the affirmative vote of a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors with respect to the Group I Directors may be filled in any manner permitted by the TBOC, including by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. A majority of the Common Stock (other than the Class D Common Stock), voting together as a single class, shall be entitled remove any Group I Director with or without cause at any time. Each Group I Director shall be entitled to cast one (1) vote.

(2)The Group IV Director (defined below). The holders of Class C Common Stock shall have the right, voting separately as a class, to elect one (1) director (the “Group IV Director”), and, voting separately as a class, shall solely be entitled to vote to remove any Group IV Director. In connection with each annual meeting of the shareholders of the Corporation, the Board of Directors will nominate one nominee as the Group IV Director, whose election will be subject to such vote of the holders of the Class C Common Stock, voting separately as a class. In the case of any vacancy occurring with respect to the Group IV Director, such vacancy may be filled by the affirmative vote of a majority of the Board of Directors then in office until the next annual meeting of shareholders of the Corporation or until the Group IV Director’s earlier removal. The holders of a majority of the Class C Common Stock, voting separately as a class, shall be entitled to remove the Group IV Director with or without cause at any time, and no other shareholders of the Corporation shall be entitled to vote with respect to such removal. The Group IV Director shall be entitled to cast one (1) vote.
(d)Election of Directors. No shareholders of the Corporation other than the holders of the Class C Common Stock shall be entitled to vote with respect to the election or the removal of the Group IV Director. At any meeting held for the purpose of electing directors, (i) the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of Common Stock shall be required, and shall be sufficient, to constitute a quorum for the election of the Group I Directors and (ii) the presence in person or by proxy of the holders of a majority of the outstanding shares of Class C Common Stock shall be required, and shall be sufficient, to constitute a quorum of such class for the election of the Group IV Director by such class. At any such meeting or adjournment thereof, the absence of a quorum of any of the holders of the Class C Common Stock shall not prevent the election of directors other than the Group IV Director and the absence of a quorum or quorums of the holders of capital stock of the Corporation entitled to elect such other directors shall not prevent the election of the Group IV Director.
ARTICLE VII: TERMS FOR DIRECTORS
Elections of the members of the Board of Directors shall be held annually at the annual meeting of shareholders and each director shall be elected for a term commencing on the date of such director’s election and ending on the earlier of (i) the date such director’s successor is elected and qualified and

(ii) the date of such director’s death, resignation, disqualification or removal. Elections of the members of the Board of Directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE VIII: SHAREHOLDER ACTION BY WRITTEN CONSENT
Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions to be so taken, is signed by both (i) the holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted and (ii) each of the holders of a majority of the Common Stock beneficially owned by the MD Shareholders and a majority of the Common Stock beneficially owned by the SLP Shareholders, if any, that are shareholders at such time, in a manner that complies with the requirements of the TBOC. Such written consent shall be delivered to the Corporation in the manner set forth in the Bylaws or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings are recorded.
ARTICLE IX: AMENDMENT OF BYLAWS
Subject to any limitations set forth in this Certificate of Formation and to obtaining any required shareholder votes or consents required hereby, the Board of Directors is expressly authorized to amend, alter or repeal the Bylaws, in whole or in part, or adopt new Bylaws, without any action on the part of the shareholders in any manner not inconsistent with applicable law; provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered or repealed by the shareholders subject to any limitations set forth in this Certificate of Formation.
ARTICLE X: DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION
(a)Limitation of Liability. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for such liability as is expressly not subject to limitation under the TBOC, as the same exists or may hereafter be amended to further limit or eliminate such liability. The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto. Any repeal or amendment of this Article X by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Article X, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the personal liability of officers or directors) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(b)Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBOC, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, further, that, if the TBOC requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of (i) a written undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article X or otherwise and (ii) a written affirmation by such indemnitee of such indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article X.
(c)Indemnification of Employees and Agents. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article X.
(d)Right to Bring Suit. If a written claim for advancement and payment of expenses received by the Corporation from or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, or if a written claim for indemnification following final disposition of the applicable proceeding received by the Corporation by or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the TBOC for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the TBOC, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e)Non-Exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Certificate of Formation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.
(f)Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBOC.
(g)Severability. If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE XI: CORPORATE OPPORTUNITIES
To the fullest extent permitted by the TBOC and subject to any express agreement that may from time to time be in effect, the Corporation acknowledges and agrees that any Covered Person may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, shareholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the TBOC, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation, any Subsidiary or their respective shareholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business or investment. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision in the manner specified or permitted by the TBOC. The Corporation hereby expressly acknowledges and agrees in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person outside of his or her capacity as an officer or director of the Corporation and (y) the Corporation or any Subsidiary, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or any Subsidiary. To the fullest extent permitted by the TBOC, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation or any Subsidiary, and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation, any Subsidiary or their respective shareholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or

(C) does not communicate information regarding such corporate opportunity to the Corporation or such Subsidiary; provided, in each such case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision and as permitted by the TBOC, except to the extent that a Covered Person is determined by a final, non-appealable order of a Texas court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Article XI, in which case any such advanced expenses shall be promptly reimbursed to the Corporation.
ARTICLE XII: AMENDMENT OF CERTIFICATE OF FORMATION
(a)Subject to obtaining any required shareholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the Corporation shall have the right, from time to time, to amend this Certificate of Formation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or shareholder of the Corporation by this Certificate of Formation or any amendment hereof are conferred subject to such right. In lieu of the vote required under Section 21.364 of the TBOC and subject to any other vote required by this Certificate of Formation, the affirmative vote of shareholders holding at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision as part of this Certificate of Formation.
(b)Notwithstanding anything herein to the contrary, (i) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class A Common Stock and (ii) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class B Common Stock shall be required (A) for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article V (Preferred Stock and Common Stock) and/or Article VI (Board of Directors) and, (B) for so long as the MD Shareholders or the SLP Shareholders own any Common Stock, for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article X (Director and Officer Liability; Indemnification), Article VI (Board of Directors) or this paragraph (b) of this Article XII.
(c)Notwithstanding anything herein to the contrary, the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class C Common Stock shall be required for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of paragraph (c)(2) of Article VI (election of Class IV Director) that would have a material adverse effect on the powers or special rights of the Class C Common Stock pursuant to such paragraph.
ARTICLE XIII: EXCLUSIVE FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, (i) the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or shareholder of the Corporation to the Corporation or the Corporation’s shareholders, (C) any action asserting a claim against the Corporation or any current or former director, officer, employee or shareholder of the Corporation arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws, (D) any action asserting a claim against the Corporation or any director or officer or shareholder of the Corporation governed by the internal affairs doctrine, (E) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (F) any other action or proceeding in which the Business Court of the State of Texas has jurisdiction, shall be the Texas Business Court in the Third

Business Court Division of the State of Texas (the “Austin Business Court”) (or, if the Austin Business Court lacks jurisdiction or otherwise may not, or may decline to, hear the applicable cause of action, the Texas Business Court in the Eleventh Business Court Division of the State of Texas (the “Houston Business Court”) or, if the Houston Business Court lacks jurisdiction or otherwise may not, or may decline to, hear the applicable cause of action, the United States District Court for the Western District of Texas, Austin Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction or otherwise may not, or may decline to, hear the applicable cause of action, the state district court of Travis County, Texas), and (ii) the Federal Court (or, if the Federal Court lacks jurisdiction or otherwise may not, or may decline to, hear the applicable cause of action, any other federal district court of the United States) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law. Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XIII.
ARTICLE XIV: JURY TRIAL WAIVER
UNLESS THE CORPORATION CONSENTS IN WRITING TO A JURY TRIAL, THE CORPORATION AND EACH SHAREHOLDER, DIRECTOR, AND OFFICER OF THE CORPORATION HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THAT THE CORPORATION OR SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, COUNTERCLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM ARISING OUT OF OR RELATING TO ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND EACH SHAREHOLDER AGREES THAT SUCH SHAREHOLDER’S HOLDING OR ACQUISITION OF SHARES OF STOCK OF THE CORPORATION OR, TO THE EXTENT PERMITTED BY LAW, OPTIONS OR RIGHTS TO ACQUIRE SHARES OF STOCK OF THE CORPORATION FOLLOWING THE ADOPTION OF THIS CERTIFICATE OF FORMATION CONSTITUTES SUCH SHAREHOLDER’S INTENTIONAL AND KNOWING WAIVER OF ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH CLAIMS.
ARTICLE XV: BUSINESS COMBINATIONS
The Corporation shall not be governed by or subject to Section 21.606 of the TBOC regarding business combinations.
ARTICLE XVI
OWNERSHIP THRESHOLD FOR DERIVATIVE PROCEEDINGS
The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto. Subject to the requirements of applicable law (including Section 21.552 of the TBOC and any successor thereto), no shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of the Corporation against any director and/or officer of the Corporation in his or her official capacity, unless the shareholder or group of shareholders, at the time the derivative proceeding is instituted, beneficially owns a number of shares of common stock sufficient to meet an ownership threshold of at least 3% of the total outstanding shares of the Corporation.

ARTICLE XVII: CERTAIN DEFINITIONS
Unless the context otherwise requires, the terms defined in this Article XVII will have, for all purposes of this Certificate of Formation, the meanings herein specified:
“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. Notwithstanding the foregoing, for purposes of this Certificate of Formation, (i) the Corporation, its Subsidiaries and its other controlled Affiliates shall not be considered Affiliates of any of the Sponsor Shareholders or of any Affiliates of any of the Sponsor Shareholders (except that the Corporation, its Subsidiaries and its other controlled Affiliates may be considered Affiliates of each other) (and vice versa), (ii) none of the MD Shareholders, on the one hand, and/or the SLP Shareholders, on the other hand, shall be considered Affiliates of each other, and (iii) except with respect to Article XI, none of the Sponsor Shareholders shall be considered Affiliates of (x) any portfolio company in which any of the Sponsor Shareholders or any of their affiliated investment funds have made a debt or equity investment (and vice versa) or (y) any limited partners, non-managing members or other similar direct or indirect investors in any of the Sponsor Shareholders or their affiliated investment funds. The term “Affiliated” has a meaning correlative to the foregoing.
“Approved Exchange” means the New York Stock Exchange and/or the Nasdaq Stock Market.
“Award” means an award pursuant to a Stock Plan of restricted stock units (including performance-based restricted stock units) that correspond to Common Stock and/or options to subscribe for, purchase or otherwise acquire shares of Common Stock.
“beneficially owns” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, that no shareholder shall be deemed to beneficially own any Securities held by any other shareholder solely by virtue of the provisions of any shareholder agreement or similar contractual arrangement; provided, further, that (i) for the purposes of calculating the beneficial ownership of the MD Shareholders, all of the MD Shareholders’ Common Stock, all of their respective Affiliates’ Common Stock and all of their respective Permitted Transferees’ Common Stock (including in each case Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by the MD Shareholders and as being outstanding (except for Common Stock that was transferred by the MD Shareholders, their Affiliates or Permitted Transferees after MD’s death to an individual or Person other than (i) an individual or entity described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of the definition of “Permitted Transferee” or (ii) an MD Fiduciary), and (ii) for the purposes of calculating the beneficial ownership of any other shareholder, all of such shareholder’s Common Stock, all of its Affiliates’ Common Stock and all of its Permitted Transferees’ Common Stock (including in each case Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by such shareholder and as being outstanding.
“Bylaws” means the bylaws of the Corporation, as amended or restated from time to time in accordance with this Certificate of Formation.
“Certificate of Formation” means this Certificate of Formation, as it may be amended from time to time.
“control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Convertible Securities” means any securities of a Person that are convertible into, or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise or exchange at such time or a later time or only upon the occurrence of certain events, but in respect of anti-dilution provisions of such securities only upon the effectiveness thereof.
“Covered Person” means (i) any director or officer of the Corporation or any of its Subsidiaries who is also a director, officer, employee, managing director or other Affiliate of DFO or SLP and (ii) SLP and the SLP Shareholders; provided, that MD shall not be a “Covered Person” for so long as he is an executive officer of the Corporation or any of the Specified Subsidiaries.
“Dell” means Dell Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate.
“Dell International” means Dell International L.L.C., a Delaware limited liability company.
“DFO” means DFO Management, LLC and its Affiliates (other than MD for so long as he serves as the Chief Executive Officer of the Corporation).
“EMC” means EMC Corporation, a Massachusetts corporation and wholly owned subsidiary of the Corporation.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.
“Immediate Family Members” means, with respect to any natural person (including MD), (i) such natural person’s spouse, children (whether natural or adopted as minors), grandchildren or more remote descendants, siblings and spouse’s siblings and (ii) the lineal descendants of each of the persons described in the immediately preceding clause (i).
“Initial SLP Shareholders” means the SLP Shareholders who purchased shares of the Corporation’s capital stock on October 29, 2013, together with any of their Permitted Transferees to whom they transferred or transfer such shares (or shares of Common Stock upon conversion of such shares).
“Intermediate” means Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation.
“MD” means Michael S. Dell.
“MD Charitable Entity” means the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the U.S. Internal Revenue Code of 1986, as amended from time to time) established and principally funded directly or indirectly by MD and/or his spouse.
“MD Fiduciary” means any trustee of an inter vivos or testamentary trust appointed by MD.
“MD Shareholders” means, collectively, MD and the SLD Trust, together with their respective Permitted Transferees that acquire Common Stock.
“Merger” means the acquisition by merger of EMC by the Corporation, which closed on September 7, 2016.

“outstanding,” when used with respect to the shares of any class of common stock, will include, without limitation, the shares of such class, if any, held by any subsidiary of the applicable corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of any class of common stock (or Convertible Securities that are convertible into or exercisable or exchangeable for common stock) held by a corporation in its treasury will be deemed outstanding.
“Permitted Transferee” means:
1.    In the case of the MD Shareholders:
    (a)    MD, SLD Trust or any Immediate Family Member of MD;
    (b)    any MD Charitable Entity;
    (c)    one or more trusts whose current beneficiaries are and will remain for so long as such trust holds Securities, any of (or any combination of) MD, one or more Immediate Family Members of MD or MD Charitable Entities;
    (d)    any corporation, limited liability company, partnership or other entity wholly-owned by any one or more Persons or entities described in clause (1)(a), (1)(b) or (1)(c) of this definition of “Permitted Transferee”; or
    (e)    from and after MD’s death, any recipient under MD’s will, any revocable trust established by MD that becomes irrevocable upon MD’s death, or by the laws of descent and distribution.
2.    In the case of any other shareholder (other than the MD Shareholders) that is a partnership, limited liability company or other entity, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated management company and/or an affiliated investment fund, vehicle or account of such shareholder that remains such an Affiliate or an affiliated management company and/or an affiliated investment fund, vehicle or account.
For the avoidance of doubt, (x) each MD Shareholder will be a Permitted Transferee of each other MD Shareholder and (y) each SLP Shareholder will be a Permitted Transferee of each other SLP Shareholder.
“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.
“Securities” means any equity securities of the Corporation, including any Preferred Stock, Common Stock, debt securities exercisable or exchangeable for, or convertible into equity securities of the Corporation, or any option, warrant or other right to acquire any such equity securities or debt securities of the Corporation.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.
“SLD Trust” means the Susan Lieberman Dell Separate Property Trust.

“SLG” means Silver Lake Group, L.L.C., a Delaware limited liability company.
“SLMC III” means Silver Lake Management Company III, L.L.C., a Delaware limited liability company.
“SLMC IV” means Silver Lake Management Company IV, L.L.C., a Delaware limited liability company.
“SLMC V” means Silver Lake Management Company V, L.L.C., a Delaware limited liability company.
“SLP” means SLMC III, SLMC IV, SLMC V, SLTM, SLG and their respective affiliated management companies and investment vehicles.
“SLP IV” means Silver Lake Partners IV, L.P., a Delaware limited partnership.
“SLP V” means Silver Lake Partners V DE (AIV), L.P., a Delaware limited partnership.
“SLP Shareholders” means, collectively, (a) SLP IV, SLTI IV, SLP V, SLTI V and SLP SPV, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the SLP Shareholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of Common Stock greater than 50% of the outstanding shares of Common Stock owned by the SLP Shareholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).
“SLP SPV” means SL SPV-2, L.P., a Delaware limited partnership.
“SLTI IV” means Silver Lake Technology Investors IV, L.P., a Delaware limited partnership.
“SLTI V” means Silver Lake Technology Investors V, L.P., a Delaware limited partnership.
“SLTM” means Silver Lake Technology Management, L.L.C., a Delaware limited liability company.
“Specified Subsidiaries” means any of (i) Intermediate, (ii) Dell, (iii) Dell International, (iv) EMC, (v) any successors and assigns of any of Intermediate, Dell, Dell International and EMC, and (vi) each intermediate entity or Subsidiary between the Corporation and any of the foregoing.
“Sponsor Shareholders” means, collectively, the MD Shareholders and the SLP Shareholders.
“Stock Plan” means any equity incentive plans adopted, approved or entered into by the Corporation or its Subsidiaries pursuant to which the Corporation or its Subsidiaries have granted or issued Awards.
“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.
“Transfer” or “transfer” means, with respect to any Security, the direct or indirect offer, sale, exchange, pledge, hypothecation, mortgage, gift, transfer or other disposition or distribution of such Security by the holder thereof or by its representative, and whether voluntary or involuntary or by operation of law including by merger or otherwise (or the entry into any agreement with respect to any of the foregoing); provided, that no (i) conversion of Class A Common Stock and/or Class B Common Stock into Class C Common Stock pursuant to Section 5.2(j), (ii) conversion of Class D Common Stock into Class C Common Stock pursuant to Section 5.2(j) nor (iii) redemption of any share of Preferred Stock shall, in each case, constitute a Transfer.
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IN WITNESS WHEREOF, Dell Technologies Inc. has caused this Certificate of Formation to be executed by its duly authorized officer on this 26th day of June, 2026.

                            DELL TECHNOLOGIES INC.

By:/s/ Christopher A. Garcia
Name: Christopher A. Garcia
Title: Senior Vice President and
    Assistant Secretary